DARLING INTERNATIONAL INC.

1994 EMPLOYEE FLEXIBLE STOCK OPTION PLAN

(As Amended and restated effective January 1, 2001)

ARTICLE I.

Purpose of Plan; Administration

1.1 Purpose. The purpose of the Darling International Inc. 1994 Employee Flexible Stock Option Plan (the “Plan”) is to strengthen Darling International Inc. (the “Company”) by providing a means of retaining and attracting competent personnel by extending to participating officers and key employees of the Company, or of a Subsidiary (as defined herein) of the Company, added long-term incentives for high levels of performance and for unusual efforts designed to improve the financial performance of the Company. It is intended that this purpose be achieved through the opportunity for ownership of shares of the common stock, par value $.01 per share, of the Company, but excluding the Class A common stock (the “Common Stock”) and the benefits of stock appreciation offered under the Plan. It is further intended that pursuant to this Plan the Committee (as defined herein) may grant either incentive stock options as defined in Section 422 of the Internal Revenue Code of 1986 the “Code”) or nonqualified stock options.

1.2 Administration. The Plan shall be administered by the Compensation and Management Development Committee (the “Committee”) established by the Board of Directors of the Company (the “Board”). Such Committee shall be comprised of two (2) or more directors, each of whom shall satisfy both the definition of “Non-Employee Director” contained in Rule 16b-3(b)(3) (as effective on November 1, 1996) or any successor definition adopted by the Securities and Exchange Commission, and the definition of “Outside Director” contained in Treasury Regulations section 1.162-27(e)(3) or any successor definition adopted by the Treasury Department.

        Subject to the express provisions of the Plan, the Committee shall have the authority to construe and interpret the Plan, to define the terms used in the Plan, to prescribe, amend and rescind rules and regulations relating to the administration of the Plan, to determine the duration and purposes of leaves of absence which may be granted to participants without constituting a termination of their employment for purposes of the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. The determinations of the Committee on all matters referred to in this Plan shall be conclusive. No member of the Committee shall be liable for any action, failure to act, determination or interpretation made in good faith with respect to the Plan or any transaction under the Plan.

        Subject to the express provisions of the Plan, the Committee shall determine from the eligible class those individuals to whom incentive stock options or nonqualified stock options under the Plan shall be granted (the “Optionees”), the terms and provisions of the respective agreements (which need not be identical) evidencing such options, the time at which options shall be granted, and the number of shares of stock subject to each option.

1.3 Participation. Officers and other key employees of the Company or of a Subsidiary (as defined herein) of the Company shall be eligible for selection to participate in the Plan upon approval by the Committee. Directors who are not employees of either the Company or a Subsidiary of the Company are not eligible to receive stock options pursuant to the Plan. For purposes of the Plan, the term “Subsidiary” shall have the meaning set forth in Section 424(f) of the Code.

1.4 Stock Subject to the Plan. Subject to adjustment as provided in Section 3.1 hereof, the stock to be offered under the Plan shall be treasury shares or shares of the Company’s authorized but unissued Common Stock (hereinafter collectively called “Stock”).The aggregate number of shares of Stock to be issued upon exercise of all options granted under the Plan shall not exceed 2,012,198 shares, subject to adjustment as set forth in Sections 3.1 and 3.2 hereof. The aggregate number of options that may be granted to any individual hereunder within any one calendar year shall not exceed 600,000 options. If any option granted hereunder shall lapse or terminate for any reason without having been fully exercised, the shares subject thereto shall again be available for purposes of the Plan, provided that any options that lapse or terminate shall count against the per individual limitation in the immediately preceding sentence.

1.5 Restrictions on Exercise. No option granted hereunder may be exercised until a registration statement under the Securities Act of 1933, as amended (the “Act”), relating to the Stock issuable upon exercise of such option has been filed with, and declared effective by, the Securities and Exchange Commission (the “Commission”), and there is available for delivery a prospectus meeting the requirements of Section 10 of the Act, or until the Committee has determined that the issuance of Stock upon such exercise is exempt from the registration and prospectus requirements of the Act.

ARTICLE II.

Stock Options

2.1 Grant and Option Price. The Committee may grant one or more options to any eligible individual. Options granted under the Plan shall be granted within ten (10) years from the date the Plan is adopted by the Board, and such options may be intended to qualify as an Incentive Stock Option (as hereinafter defined), or the Committee may in its discretion grant nonqualified stock options under the Plan. All options shall be subject to the terms and conditions set forth in the Plan and such other terms and conditions established by the Committee as are not inconsistent with the purposes and provisions of the Plan.

        Except as otherwise provided herein, the purchase price of the Stock covered by each option shall be determined by the Committee and set forth in the Option Agreement (as hereinafter defined), but as to Stock covered by an Incentive Stock Option the purchase price shall not be less than 100% of the Fair Market Value (as such term is defined in this Section 2.1) of such Stock on the date of the grant of the option. Notwithstanding the foregoing, the purchase price of Stock covered by an Incentive Stock Option granted to any individual who owns or is deemed to own more than 10% of the total combined voting power and value of all classes of stock of the Company, its Parent (as defined in Section 424(e) of the Code), if any, or a Subsidiary, shall not be less than 110% of the Fair Market Value (as such term is defined in this Section 2.1) of such Stock on the date of the grant of the option. For purposes of the Plan, the term “Fair Market Value” on any date shall mean (i) if the Stock is listed or admitted to trade on a national securities exchange, the closing price of the Stock on the Composite Tape, as published in the Wall Street Journal, of the principal national securities exchange on which the Stock is so listed or admitted to trade, on such date or, if there is no trading of the Stock on such date, then the closing price of the Stock as quoted on such Composite Tape on the next preceding date on which there was trading in such shares; (ii) if the Stock is not listed or admitted to trade on a national securities exchange, the mean between the bid and asked price for the Stock on such date, as furnished by the National Association of Securities Dealers, Inc. through NASDAQ or a similar organization if NASDAQ is no longer reporting such information; or (iii) if the Stock is not listed or admitted to trade on a national securities exchange and if bid and asked prices for the stock are not so furnished through NASDAQ or a similar organization, the values established by the Committee for purposes of granting options under the Plan. In addition to the above rules, Fair Market Value shall be determined without regard to any restriction other than a restriction which, by its terms, will never lapse.

2.2 Stock Option Agreement. Each option granted pursuant to the Plan shall be evidenced by a Stock Option Agreement specifying the number of shares covered by the option, the option price, option terms, any vesting schedule and such other terms as determined by the Committee.

2.3 Option Period. Except as otherwise provided herein, each option and all rights or obligations thereunder shall expire on such date as the Committee shall determine (the “Expiration Date”), but not later than the tenth anniversary of the date on which the option is granted, and shall be subject to earlier termination as hereinafter provided. Notwithstanding the foregoing, the Expiration Date of an Incentive Stock Option granted to any individual who owns or is deemed to own more than 10% of the total combined voting power and value of all classes of stock of the Company, its Parent (as defined in Section 424(e) of the Code), if any, or a Subsidiary, shall be a date which is not later than the fifth anniversary of the date on which the option is granted, and shall be subject to earlier termination as hereinafter provided.

2.4 Terms of Options. Each option granted under this Plan by its terms shall require the officer or employee granted such option to remain in the continuous employ of the Company or of a Subsidiary of the Company for such period of time, if any, from the date of grant of his option before the right to exercise any part of the option will accrue as the Committee may determine at the time of granting such option.

2.5Exercise of Options. Each option shall become exercisable and the total number of shares subject thereto shall be as the Committee shall determine, as set forth in the Option Agreement evidencing such option. The purchase price of the Stock purchased upon exercise of an option shall be paid in full in cash or by check at the time of each exercise of an option or by such other consideration as may be provided for in the Option Agreement by the Committee; provided, however, that if the Option Agreement so provides and upon receipt of all regulatory approvals, the person exercising the option may deliver, in payment of a portion or all of the purchase price, shares of Common Stock of the Company which have been held by such person for at least six months, including a multiple series of exchanges of such Stock, which shall be valued at the Fair Market Value of such Stock on the date of exercise of the option. No options shall be exercisable except in respect of whole shares of Stock.

2.6 Nontransferability of Options. Unless otherwise provided by the Committee in the applicable Option Agreement for a nonqualified stock option, an option granted under the Plan shall, by its terms, be nontransferable by the Optionee other than by will or by the laws of descent and distribution, and shall be exercisable during the Optionee’s lifetime only by the Optionee or by the Optionee’s duly appointed guardian or personal representative.

2.7 Termination of Relationship.

(a)	If the employment of the Optionee is terminated for any reason other than (i) Disability (as hereinafter defined) of the Optionee, (ii) death of the Optionee, or (iii) for cause (as determined by the Committee in its sole and absolute discretion), an option (to the extent otherwise exercisable on the date of such termination) shall be exercisable by the Optionee at any time prior to the Expiration Date of the option or within three (3) months after the date of such termination (or a longer period approved by the Committee), whichever is the shorter period.

(b)	If the Optionee’s employment is terminated by reason of the Optionee’s Disability, an option (whether or not exercisable on the date of the Optionee’s termination) shall be exercisable by the Optionee at any time prior to the Expiration Date of the option or within twelve (12) months after the date of such termination (or a longer period approved by the Committee), whichever is the shorter period. As used herein, the term “Disability” shall have the meaning given such term in Section 22(e)(3) of the Code. The determination of whether or not an Optionee’s employment is terminated by reason of Disability shall be in the sole and absolute discretion of the Committee. An individual shall not be considered Disabled unless he furnishes proof of the existence thereof in such form and manner, and at such times, as the Committee may require.

(c)	If an Optionee dies while in the employ of the Company or of a Subsidiary, the option shall be exercisable (whether or not exercisable on the date of the death of such Optionee) by the person or persons entitled to do so under the Optionee’s will, or, if the Optionee shall fail to make testamentary disposition of said option or shall die intestate, by the Optionee’s legal representative or representatives, at any time prior to the Expiration Date of the option or within twelve (12) months after the date of such death (or a longer period approved by the Committee), whichever is the shorter period.

(d)	If the Optionee’s employment is terminated for cause (which determination shall be made in the sole and absolute discretion of the Committee), any then outstanding options of such Optionee shall automatically terminate as of the date on which the employment of such Optionee is terminated, unless otherwise provided by the Committee.

2.8 Issuance of Stock Certificates. Upon exercise of an option, but subject to the provisions of Section 3.7 of the Plan, the person exercising the option shall be entitled to one (1) stock certificate evidencing the shares acquired upon such exercise; provided, however, that any person who tenders Common Stock of the Company in payment of a portion or all of the purchase price of Stock purchased upon exercise of the option shall be entitled to receive a separate certificate representing the number of shares purchased in consideration of the tender of such Common Stock.

2.9 Limitation on Grant of Incentive Stock Options. The aggregate Fair Market Value (determined at the time the option is granted) of the Stock with respect to which Incentive Stock Options are exercisable for the first time by an Optionee during any calendar year (under all such plans of the individual’s employer corporation and its parent and subsidiary corporations) shall not exceed $100,000. In the event the limits of this Section 2.9 would otherwise be exceeded, the Optionee may still exercise his option, but such option, to the extent of such excess, shall be deemed to be a nonqualified option.

2.10 Other Limitations. The Committee shall impose any other limitations on the terms and conditions of Incentive Stock Options granted under the Plan required in order that such options qualify as Incentive Stock Options as that term is defined in Section 422 of the Code.

ARTICLE III.

Other Provisions

3.1 Adjustments Upon Changes in Capitalization or Change in Control.
(i)	If there is any change in the number of shares of Common Stock through the declaration of stock dividends, or recapitalization resulting in stock splits, or combinations or exchanges of such shares, the number of shares of Common Stock available for options, the annual individual limit on the number of shares covered by options, the number of such shares covered by outstanding options, and the price per share of such options shall be proportionately adjusted by the Committee to reflect any increase or decrease in the number of issued shares of Common Stock; provided, however, that any fractional shares resulting from such adjustment shall be eliminated. In the event of any other extraordinary corporate transaction, including but not limited to distributions of cash or other property to the Company’s shareholders, the Committee shall equitably adjust outstanding options to preserve, but not increase, the benefits of such options.

(ii)	In the event of the proposed dissolution or liquidation of the Company, in the event of any corporate separation or division, including, but not limited to, split-up, split-off or spin-off, or in the event of a merger or consolidation of the Company with another corporation, the Committee shall provide that the holder of each option then exercisable shall have the right to exercise such option (at its then option price) solely for the kind and amount of shares of stock and other securities, property, cash or any combination thereof receivable upon such dissolution, liquidation, or corporate separation or division, or merger or consolidation by a holder of the number of shares of Common Stock for which such option might have been exercised immediately prior to such dissolution, liquidation, or corporate separation or division, or merger or consolidation.

(iii)	If while unexercised options remain outstanding under the Plan--

  any corporation, person or other entity (other than the Company) makes a tender or exchange offer for shares of the Company's Common Stock pursuant to which purchases are made ("Offer"), or the stockholders of the Company approve a definitive agreement to merge or consolidate the Company with or into another corporation or to sell or otherwise dispose of all or substantially all of its assets, or adopt a plan of liquidation and such transaction is consummated, or the "beneficial ownership" (as defined in Rule 13d-3 under the Exchange Act) of securities representing more than 15% of the combined voting power of the Company is acquired after the date of adoption of this Plan by any "person" as defined in sections 13(d) and 14(d) of the Exchange Act, or during any period of two consecutive years, individuals who at the beginning of such period were members of the Board cease for any reason to constitute at least a majority thereof (unless the election, or the nomination for election by the Company's stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period), then from and after the date of the first purchase of common Stock pursuant to such Offer, or the date any such transaction approved by stockholders is consummated, or the date on which public announcement of the acquisition of such percentage shall have been made, or the date on which the change in the composition of the Board set forth above shall have occurred, whichever is applicable (the applicable date being referred to hereinafter as the “Acceleration Date”), all options shall be exercisable in full, whether or not otherwise exercisable. Following the Acceleration Date, the Committee shall, in the case of a merger, consolidation or sale or disposition of assets, promptly make an appropriate adjustment to the number and class of shares of Common Stock available for options, to the annual individual limit on the number of shares covered by options, to the amount and kind of shares or other securities or property receivable upon exercise of any outstanding options after the effective date of such transaction, and the price thereof.
(iv)	Paragraphs (ii) and (iii) of this Section 3.1 shall not apply to a merger or consolidation in which the Company is the surviving corporation and shares of Common Stock are not converted into or exchanged for stock, securities of any other corporation, cash or any other thing of value. Notwithstanding the preceding sentence, in case of any consolidation or merger of another corporation into the Company in which the Company is the surviving corporation and in which there is a reclassification or change (including a change to the right to receive cash or other property) of the shares of Common Stock (other than a change in par value, or from par value to no par value, or as a result of a subdivision or combination, but including any change in such shares into two or more classes or series of shares), the Committee shall provide that the holder of each option then exercisable shall have the right to exercise such option solely for the kind and amount of shares of stock and other securities (including those of any new direct or indirect parent of the Company), property, cash or any combination thereof receivable upon such reclassification) change, consolidation or merger by the holder of the number of shares of Common Stock for which such option might have been exercised.

(v)	In the event of a change in the Common Stock of the Company as presently constituted, which is limited to a change of all of its authorized shares with par value into the same number of shares with a different par value or without par value, the shares resulting from any such change shall be deemed to be the Common Stock within the meaning of the Plan.

(vi)	Except as hereinbefore expressly provided in this Section 3.1, the Optionee shall have no rights by reason of any subdivision or consolidation of shares of stock of any class or the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class or by reason of any dissolution, liquidation, merger, or consolidation or spin-off of assets or stock of another corporation; and any issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to the option. The grant of an option pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassification, reorganizations or changes of its capital or business structures or to merge or to consolidate or to dissolve, liquidate or sell, or transfer all or part of its business or assets.

3.2 Continuation of Employment. Nothing contained in the Plan (or in any option granted pursuant to the Plan) shall confer upon any employee any right to continue in the employ of the Company or any Subsidiary of the Company or constitute any contract or agreement of employment or interfere in any way with the right of the Company or Subsidiary to reduce any person’s compensation from the rate in existence at the time of the granting of an option or to terminate such person’s employment. Nothing contained herein or in any Option Agreement shall affect any other contractual rights of an employee. For purposes of this Plan, a transfer of employment between the Company and its Subsidiaries shall not be deemed a termination of employment. Individuals employed by an entity that ceases to be a Subsidiary shall be deemed to have incurred a termination of employment.

3.3Withholding. The Company or any Subsidiary of the Company that employs any Optionee shall have the right to deduct any sums that the Committee reasonably determines that federal, state or local tax law requires to be withheld with respect to the exercise of any option or as otherwise may be required by those laws. The Company or any Subsidiary may require as a condition to issuing shares of Stock upon exercise of the option that the Optionee or other person exercising the option pay any sums that federal, state or local tax law requires to be withheld with respect to the exercise. Neither the Company nor any Subsidiary shall be obligated to advise any Optionee of the existence of the tax or the amount which the employer corporation will be so required to withhold. Upon the exercise of a nonqualified option, if tax withholding is required, an Optionee may, with the consent of the Committee, have shares of Stock withheld (“Share Withholding”) by the Company from the shares otherwise to be received. The number of shares so withheld should have an aggregate Fair Market Value on the date of exercise sufficient to satisfy the applicable withholding taxes.

3.4 Amendment and Termination. The Board may at any time suspend or terminate the Plan and may, with the consent of the holder of an option, make such modifications of the terms and conditions of such holder’s option as it shall deem advisable. No option may be granted during any suspension of the Plan or after such termination. The amendment, suspension or termination of the Plan shall not, without the consent of the Optionee, alter or impair any rights or obligations under any option theretofore granted under the Plan.

        The Board may at any time amend the Plan as it shall deem advisable without further action on the part of the stockholders of the Company; provided, that no such amendment shall be made without shareholder approval to the extent such approval is required under Sections 162(m) or 422 of the Code, the rules of a stock exchange or NASDAQ or any other applicable law.

        Notwithstanding the above, the Committee may grant to an Optionee, if he is otherwise eligible, additional options or, with the consent of the Optionee, may grant a new option in lieu of an outstanding option, at a price and for a term which in any respect is greater or less than that of the earlier option, subject to the general limitations of Article II hereof.

3.5 Time of Grant and Exercise. The granting of an option pursuant to the Plan shall take place at the time of the Committee’s action, as described in the third paragraph of Section 1.2 hereof; provided, however, that if the appropriate resolutions of the Committee indicate that an option is to be granted as of and at some future date, the date of grant shall be such future date. In the event action by the Committee is taken by written consent of its members, the action by the Committee shall be deemed to have been taken at the time the last member required for a valid action of the Committee signs the consent.

        An option shall be deemed to be exercised when the Secretary of the Company receives written notice of such exercise from the person entitled to exercise the option together with payment of the purchase price made in accordance with Section 2.5 of this Plan.

3.6 Privileges of Stock Ownership; Non-Distributive Intent. The holder of an option shall not be entitled to the privileges of stock ownership as to any shares of Stock not actually issued and delivered to the holder. Subject to the provisions of Section 1.5 above, upon exercise of an option for Stock at a time when there is not in effect under the Act a registration statement relating to the Stock issuable upon exercise thereof or not available for delivery a prospectus meeting the requirements of Section 10 of the Act, the holder of the option shall represent and warrant in writing to the Company that, inter alia, the shares of Stock purchased are being acquired for investment and not with a view to the resale or distribution thereof. No shares of Stock shall be issued upon the exercise of any option unless and until there shall have been compliance with any then applicable requirements of the Commission, other regulatory agencies having jurisdiction and any exchanges upon which securities subject to the option may be listed.

3.7 Effective Date of the Plan. The effective date of the Plan is the date the Plan is adopted by the Board.

3.8 Approval and Ratification by Stockholders. The Plan shall take effect as set forth in Section 3.7 upon its adoption by the Board, but shall be subject to its approval and ratification by the holders of a majority of the Company’s common capital stock present or represented, and entitled to vote, at a valid meeting of shareholders, and which approval and ratification must occur no later than the first annual meeting of shareholders after the date that the Plan is adopted by the Board. If the Plan is not approved and ratified by the stockholders, any previously granted options will become void.

3.9 Expiration. Unless previously terminated by the Board, the Plan shall expire at the close of business on the date which is the last day of the ten (10) year period beginning on the date on which the Board approves the Plan, and no option shall be granted under it thereafter, but such expiration shall not affect any option theretofore granted.

3.10 Governing Law. The Plan and the options issued hereunder shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware applicable to contracts made and performed within that State. A citation to any law, regulation or rule herein shall be construed to be a citation to the most recent version of, or successor to, any such law, regulation or rule.

3.11 No Liability for Good Faith Determinations. Neither the members of the Board nor any member of the Committee shall be liable for any act, omission or determination taken or made in good faith with respect to the Plan or any option granted under it.

3.12 Execution of Receipts and Releases. Any payment or any issuance or transfer of shares of Stock to the Optionee, or to his legal representative, heir, legatee or distributee, in accordance with the provisions hereof, shall, to the extent thereof, be in full satisfaction of all claims of such persons hereunder. The Board may require any Optionee, legal representative, heir, legatee or distributee, as a condition precedent to such payment, to execute a release and receipt therefor in such form as it shall determine.

3.13 Company Records. Records of the Company or any Subsidiary regarding the Optionee’s period of employment, termination of employment and the reason therefor, leaves of absence, re-employment and other matters shall be conclusive for all purposes hereunder, unless determined by the Committee to be incorrect.

3.14 Information. The Company and any Subsidiary shall, upon request or as may be specifically required hereunder, furnish or cause to be furnished all of the information or documentation which is necessary or required by the Board or the Committee to perform its duties and functions under the Plan.

3.15 No Liability of Company. The Company assumes no obligation or responsibility to the Optionee or his personal representatives, heirs, legatees or distributees for any act of, or failure to act on the part of, the Board or the Committee.

3.16 Company Action. Any action required of the Company shall be by resolution of the Board or by a person authorized to act by Board resolution.

3.17 Severability. In the event any provision of this Plan shall be held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions hereof, but shall be fully severable and the Plan shall be construed and enforced as if the illegal or invalid provision had never been included herein.

3.18 Notice. Whenever any notice is required or permitted hereunder, such notice must be in writing and personally delivered or sent by mail. Except as otherwise provided in Section 3.6 of this Plan, any notice required or permitted to be delivered hereunder shall be deemed to be delivered on the date on which it is personally delivered or, whether actually received or not, on the third (3rd) business day after it is deposited in the United States mail, certified or registered, postage pre-paid, addressed to the person who is to receive it at the address which such person has theretofore specified by written notice delivered in accordance herewith. The Company or an Optionee may change, at any time and from time to time, by written notice to the other, the address which it or he had theretofore specified for receiving notices. Until it is changed in accordance herewith, the Company and each Optionee shall specify as its and his address for receiving notices the address set forth in the Option Agreement pertaining to the shares to which such notice relates.

3.19 Waiver of Notices. Any person entitled to notice hereunder may waive such notice.

3.20 Successors. The Plan shall be binding upon the Optionee, his heirs, legatees and legal representatives, upon the Company, its successors and assigns and upon the Board and its successors.

3.21 Headings. The titles and headings of sections and paragraphs are included for convenience of reference only and are not to be considered in construction of the provisions hereof.

3.22 Word Usage. Words used in the masculine shall apply to the feminine where applicable and, wherever the context of this Plan dictates, the plural shall be read as the singular and the singular as the plural.

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